Exhibit 99.1

HP Inc. Announces Leadership Transition

Board Member Bruce Broussard Appointed Interim Chief Executive Officer

Enrique Lores Steps Down as President and CEO to Pursue Another Professional Opportunity

Company Reaffirms First Quarter and Fiscal 2026 Outlook

PALO ALTO, Calif., February 3, 2026 – HP Inc. (NYSE: HPQ) today announced that Bruce Broussard, a member of the company’s Board of Directors since 2021, has been appointed Interim Chief Executive Officer (“CEO”), effective immediately. He succeeds Enrique Lores, who has stepped down as President and CEO and as a member of the Board to pursue another professional opportunity. The Board has formed a CEO Search Committee to identify the company’s next CEO and has retained a leading global executive search firm to assist with the process.

As Interim CEO, Mr. Broussard will advance the company’s strategic priorities by leveraging his proven operational, financial, and business management expertise as well as his deep knowledge of HP’s business. Mr. Broussard is a seasoned executive with more than 30 years of leadership experience at public companies. He most recently served as President and CEO of Humana Inc., a leading healthcare company, for more than a decade. Before that, Mr. Broussard served in multiple capacities during his 11-year tenure at US Oncology, including Chief Financial Officer, Chief Executive Officer, and Chairman of the Board. Upon the sale to McKesson, he became the President of the Specialty Pharmacy Division.

“This is an important time in HP’s history as the company advances its plan to lead the Future of Work,” said Chip Bergh, Chairman of the Board. “Disciplined execution is delivering consistent progress in a dynamic environment. We are confident that Bruce will successfully drive the company’s initiatives forward, working closely with HP’s strong leadership team. Since joining the Board, Bruce has been a valued contributor, steadfastly focused on shareholder value creation. We believe we have the right strategy in place, and Bruce is the right leader to move HP forward while we identify our next CEO.”

Mr. Broussard commented, “HP is shaping the next era of technology with a relentless commitment to empowering people and businesses to thrive, and I am honored to serve as Interim CEO. This proven team’s dedication to operational excellence has created significant momentum across the business amidst a complex environment. I look forward to being an effective steward of the company’s strategic progress and providing stability and continuity as we run a CEO search process. As we begin fiscal 2026, we will continue to drive our One HP platform to deliver technology that promotes growth and professional fulfillment for our customers and sustained value creation for our shareholders.”

Mr. Bergh continued, “On behalf of everyone at HP, I want to thank Enrique for his contributions over the last 36 years and leadership as CEO for the last seven years. Enrique has guided HP through its recent transformation and helped position the company to lead the Future of Work. We wish him well in his next chapter.”

“I came to HP as an intern nearly four decades ago, and I’ve been on an incredible journey ever since,” said Mr. Lores. “It has been an honor to lead HP through its evolution into an AI-driven technology company that is redefining workplace solutions and connecting with customers globally. Over the last several years, our resilient team has successfully navigated the evolution of our world. We extended our leadership in Print and PCs, diversified our business with the addition of HP Solutions, and invested in our people. With strong teams around the world and a clear strategy for long-term growth, HP is well-positioned for the future, and I will continue to champion the team’s success.”

Reaffirming First Quarter and Fiscal 2026 Outlook
The company is reaffirming its outlook for the first quarter and full fiscal year 2026 as provided on November 25, 2025. For the first quarter, HP continues to expect GAAP diluted net EPS in the range of $0.58 to $0.66 and non-GAAP diluted net EPS in the range of $0.73 to $0.81. Fiscal 2026 first quarter non-GAAP diluted net EPS estimates exclude $0.15 per diluted share, primarily related to restructuring and other charges, acquisition and divestiture charges, amortization of intangible assets, non-operating retirement-related credits, tax adjustments, and the related tax impact on these items.

For fiscal 2026, HP continues to expect GAAP diluted net EPS in the range of $2.47 to $2.77 and non-GAAP diluted net EPS in the range of $2.90 to $3.20. Fiscal 2026 non-GAAP diluted net EPS estimates exclude $0.43 per diluted share, primarily related to restructuring and other charges, acquisition and divestiture charges, amortization of intangible assets, non-operating retirement-related credits, tax adjustments, and the related tax impact on these items. For fiscal 2026, HP anticipates generating free cash flow in the range of $2.8 to $3.0 billion. HP’s outlook reflects the added cost driven by the current U.S. trade-related regulations in place, and associated mitigations.

First Quarter Fiscal 2026 Earnings
In a separate press release issued today, HP announced that it will present a live audio webcast of a conference call to review financial results for the first fiscal quarter ended January 31, 2026, on Tuesday, February 24, 2026, at 5:00 p.m. ET / 2:00 p.m. PT. The webcast will be available at www.hp.com/investor/2026Q1Webcast.

About HP Inc.
HP Inc. (NYSE: HPQ) is a global technology leader redefining the Future of Work. Operating in more than 180 countries, HP delivers innovative and AI-powered devices, software, services and subscriptions that drive business growth and professional fulfillment. For more information, please visit: HP.com.

Forward-Looking Statements
This press release contains forward-looking statements based on current expectations and assumptions that involve risks and uncertainties, including, but not limited to, the statements regarding expected future performance, the management transition and other statements and projections that do not relate solely to historical facts. These forward-looking statements are based on HP’s current expectations and beliefs concerning future developments and their potential effect on HP. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting HP will be those that we anticipate. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control), including our ability to transition to a new interim CEO, our ability successfully identify and engage a permanent CEO, and the other factors described in the Annual Report on Form 10-K for the fiscal year ended October 31, 2025, and HP’s other filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of this document and HP assumes no obligation and does not intend to update these forward-looking statements.

HP’s Investor Relations website at investor.HP.com contains a significant amount of information about HP, including financial and other information for investors. HP encourages investors to visit its website from time to time, as information is updated, and new information is posted. The content of HP’s website is not incorporated by reference into this press release or in any other report or document HP files with the SEC, and any references to HP’s website are intended to be inactive textual references only.

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